EXHIBIT 99.1

Chemung Financial Corporation Reports Third Quarter 2025 Net Income of $7.8 million, or $1.62 per share

ELMIRA, N.Y., Oct. 21, 2025 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $7.8 million, or $1.62 per share, for the third quarter of 2025, compared to a net loss of $6.5 million, or $1.35 per share, for the second quarter of 2025, and net income of $5.7 million, or $1.19 per share, for the third quarter of 2024.

“Third quarter results demonstrate the importance of the Corporation's balance sheet repositioning efforts undertaken over the past two quarters. Net interest income growth of $1.9 million, or approximately 9% compared to the prior quarter, reflects the immediate positive impact these actions have had on earnings by enabling continued investment in quality loan opportunities while simultaneously managing funding costs,” said Anders M. Tomson, President and CEO of Chemung Financial Corporation.

“We are encouraged by continued strength in credit quality and the resilience of our core operations,” added Tomson. “These results affirm the strategic direction we've taken and the disciplined execution of our strategy by our team across all of our divisions. With strong pipelines in key markets and a continued focus on relationship banking, the Corporation remains well positioned to deliver long-term value for our clients, communities, and shareholders,” concluded Tomson.

Third Quarter Highlights:

  The Corporation announced a $0.02 per share dividend increase during the third quarter, representing a 6.3% increase over the prior quarter. Year-to-date increases have totaled $0.03 per share, or 9.7% compared to the same period in the prior year. Dividends declared during the third quarter of 2025 were $0.34 per share.

  Average yield on interest-earning assets increased 32 basis points, to 5.15%, for the third quarter 2025, compared to 4.83% for the second quarter 2025, and cost of funds decreased nine basis points, to 1.85%, for the third quarter 2025, compared to 1.94% for the second quarter 2025.

  Total year-to-date loan growth approximated 8.4% on an annualized basis, including annualized commercial loan growth of 13.6%.

  Net interest margin increased 40 basis points, to 3.45%, for the third quarter 2025, compared to 3.05% for the second quarter 2025, largely due to the impact of the Corporation's balance sheet repositioning efforts.1

1 See the GAAP to Non-GAAP reconciliations.

3rd Quarter 2025 vs 2nd Quarter 2025

Net Interest Income:

Net interest income for the third quarter of 2025 totaled $22.7 million, compared to $20.8 million for the prior quarter, an increase of $1.9 million, or 9.1%, driven by increases of $1.6 million in interest income on loans and $0.3 million in interest income on interest-earning deposits, and a decrease of $0.9 million in interest expense on deposits, partially offset by a decrease of $0.9 million in interest income on taxable securities.

Interest income on loans increased primarily due to an increase of $63.1 million in average balances of total loans, as well as an increase of seven basis points in the average yield on total loans, compared to the prior quarter. The increase in average balances of total loans was concentrated in commercial loans, which increased $68.5 million, and was largely concentrated in commercial real estate. Approximately half of the increase in average balances of commercial loans was attributable to the Corporation's Capital Bank division in the Albany market, while remaining growth was relatively evenly split between the Corporation's Canal Bank and Chemung Canal divisions in the Buffalo and Southern Tier markets, respectively. The average yield on commercial loans increased five basis points compared to the prior quarter, largely due to origination yields during the third quarter exceeding the portfolio's overall yield from the prior quarter. Average balances of residential mortgage loans increased $1.3 million compared to the prior quarter, and the average yield on residential mortgage loans increased 25 basis points compared to the prior quarter. The increase in the average yield on residential mortgage loans was primarily due to the recognition of interest income on the payoff of a previous nonaccrual loan and the recognition of deferred fees upon the payoff of several larger loans during the third quarter of 2025. Average balances of consumer loans decreased $6.7 million compared to the prior quarter, while the average yield on consumer loans decreased five basis points compared to the prior quarter. The decrease in average balances of consumer loans was mainly due to a decrease in average balances of indirect auto loans, due to the Corporation's continued prioritization of other types of lending, while the decrease in the average yield was primarily due to advances on promotional home equity lines of credit, which carry a below-market introductory interest rate, as well as normal runoff of higher interest rate indirect auto loans.

Interest income on interest-earning deposits increased largely due to an increase of $24.1 million in average balances of interest-earning deposits, primarily comprised of remaining proceeds from the Corporation's sale of available for sale securities and issuance of subordinated notes in the prior quarter, net of proceeds used to pay off wholesale funding liabilities and the funding of commercial loan growth. Proceeds from the above cash-generating transactions were reflected in average balances for only a portion of the prior quarter. Partially offsetting this increase was a decrease of nine basis points in the average yield on interest-earning deposits, compared to the prior quarter, primarily due to a decrease in the interest rate earned on deposits at the Federal Reserve Bank of New York (FRBNY) as a result of a decrease in the Federal Reserve's Federal Funds Target Range Upper Limit of 25 basis points during the third quarter.

Interest expense on deposits decreased primarily due to a decrease of $85.7 million in average balances of brokered deposits, compared to the prior quarter. The Corporation paid off $100.0 million in brokered deposits during July 2025 as part of its balance sheet repositioning efforts. Average balances of customer interest-bearing deposits decreased $16.9 million compared to the prior quarter, and were largely offset by an increase of $13.4 million in average balances of non-interest bearing deposits. The decrease in average balances of customer interest-bearing deposits was mainly due to a decrease of $11.6 million in average balances of customer time deposits, largely due to changes in the Corporation's promotional offerings in recent periods. The changes in promotional offerings were also the largest contributing factor in the decrease of four basis points in the average cost of customer time deposits compared to the prior quarter. Additionally, average balances of interest-bearing demand deposits decreased $8.5 million while the average cost of interest-bearing demand deposits increased one basis point, each compared to the prior quarter.

Interest income on taxable securities decreased largely due to a decrease of $199.3 million in average balances of taxable securities, partially offset by an increase of seven basis points in the average yield on taxable securities, each compared to the prior quarter. The decrease in average balances was primarily due to the Corporation's sale of available for sale securities in the prior quarter. The increase in the average yield was mainly due to a decrease in amortization expense, largely due to sales of available for sale securities which had higher levels of amortization in the prior quarter.

Interest expense on borrowed funds decreased mainly due to a decrease of $38.6 million in average balances of borrowed funds, despite an increase of 243 basis points in the average cost of borrowed funds. The decrease in average balances of borrowed funds was largely due to the payoff of Federal Home Loan Bank of New York (FHLBNY) term advances at maturity with a portion of the proceeds from the Corporation's sale of available for sale securities, partially offset by an increase of $33.9 million in average balances of subordinated debt, due to the issuance of subordinated debt in June 2025. The issuance of subordinated debt was the primary driver in the increase in the average cost of borrowed funds compared to the prior quarter.

Fully taxable equivalent net interest margin was 3.45% for the current quarter, compared to 3.05% for the prior quarter. Average interest-earning assets decreased $132.2 million and average interest-bearing liabilities decreased $141.1 million during the third quarter, compared to the prior quarter. The average yield on interest-earning assets increased 32 basis points to 5.15%, while the average cost of interest-bearing liabilities decreased six basis points to 2.51%, compared to the prior quarter. Total cost of funds was 1.85% for the current quarter, compared to 1.94% for the prior quarter, a decrease of nine basis points.

Provision for Credit Losses:

Provision for credit losses was $1.1 million for the third quarter of 2025, in line with the prior quarter. The provision was largely due to growth in commercial loan balances, a decline in modeled prepayment speeds, and smaller adjustments in other model inputs, partially offset by slight improvements in Federal Open Market Committee (FOMC) forecasts used in modeling. A decrease in net charge-offs compared to the prior quarter did not have a significant impact on the change in provision expense for the current quarter.

Non-Interest Income:

Non-interest income for the third quarter of 2025 totaled $6.1 million, compared to a loss of $10.7 million for the prior quarter. The Corporation recognized a pre-tax loss of $17.5 million on the sale of a portion of its available for sale securities portfolio in the second quarter of 2025. Recurring non-interest income (see Non-GAAP reconciliations) for the current quarter, which excludes the loss on the sale of available for sale securities and a gain on the sale of a previous branch property during the prior quarter, was consistent with the prior quarter. Major line items comprising non-interest income for the current quarter were each consistent with the prior quarter.

As previously disclosed, the loss recognized on the sale of available for sale securities was a major component of the Corporation's strategic balance sheet repositioning efforts and included the sale of securities with a total book value of $244.8 million in the prior quarter. Securities sold included all the Corporation's U.S. Treasury and SBA pooled-loan securities, as well as portions of the Corporation's mortgage-backed securities and municipal bonds. The pre-tax loss represented 7.1% of the book value of securities sold. The Corporation also recognized a gain of $0.6 million on the sale of its previously disclosed held for sale branch property in Ithaca, New York during the prior quarter, with the operations of the branch having been consolidated into a nearby branch during 2024.

Non-Interest Expense:

Non-interest expense for the third quarter of 2025 totaled $17.6 million, compared to $17.8 million for the prior quarter, a decrease of $0.2 million, or 1.1%, driven by decreases across expense line items, including decreases of $0.2 million in professional services and $0.1 million in each of marketing and advertising, FDIC insurance, and other non-interest expense, partially offset by increases of $0.3 million in salaries and wages and $0.2 million in pension and other employee benefits.

Professional services decreased largely due to a decrease in tax-related services for the Corporation's Wealth Management Group compared to the prior quarter. Marketing and advertising decreased largely due to a decrease in digital advertising expenses due to the end of certain promotional campaigns which were active throughout the first half of 2025. FDIC insurance decreased compared to the prior quarter as a result of favorable changes in metrics used to determine assessment rates, including favorable changes in credit metrics. The decrease in other non-interest expense was mainly due to recoveries of non-loan charge-offs from prior periods and a higher level of non-loan charge-offs in the prior quarter, compared to the current quarter. Salaries and wages increased due to an increase in performance-based compensation in the current quarter, compared to the prior quarter, and recognition of expense on the accelerated vesting of restricted stock grants for employees retiring during the current quarter. Pension and other employee benefits increased largely due to an increase in employee healthcare-related expenses compared to the prior quarter.

Income Tax Expense:

Income tax expense for the third quarter of 2025 was $2.3 million, compared to a tax benefit of $2.4 million for the prior quarter, an increase of $4.7 million. The increase in income tax expense was primarily due to the net loss on the Corporation's sale of available for sale securities in the second quarter of 2025.

3rd Quarter 2025 vs 3rd Quarter 2024

Net Interest Income:

Net interest income for the third quarter of 2025 totaled $22.7 million, compared to $18.4 million for the same period in the prior year, an increase of $4.3 million, or 23.4%, driven by increases of $2.4 million in interest income on loans and $0.7 million in interest income on interest-earning deposits, and a decrease of $2.8 million in interest expense on deposits, partially offset by a decrease of $1.4 million in interest income on taxable securities.

Interest income on loans increased largely due to an increase of $151.4 million in average balances of total loans compared to the same period in the prior year, as well as an increase of three basis points in the average yield on total loans compared to the same period in the prior year. The increase in average balances of total loans was concentrated in commercial loans, which increased $183.3 million compared to the same period in the prior year, largely comprised of growth in commercial real estate, particularly in the Corporation's Capital region and Western New York markets. The average yield on commercial loans decreased seven basis points compared to the same period in the prior year, largely due to declines in benchmark interest rates on existing variable rate loans, the lower market interest rate environment for new originations, and $0.2 million in interest income recognized on the payoff of a nonaccrual commercial real estate loan in the third quarter of 2024.

Average balances of residential mortgage loans increased $4.3 million and the average yield on residential mortgage loans increased 41 basis points, each compared to the same period in the prior year. The increase in average balances of residential mortgage loans was largely due to stronger origination activity year-to-date in 2025 compared to the same period in the prior year, however originations remain below typical historical levels. The increase in the average yield on residential mortgage loans was largely due to the higher interest rate environment resulting in origination yields which exceed the portfolio's average yield, as well as the recognition of interest income on the payoff of a previously nonaccrual loan and deferred fee income on early payoffs during the current period. Average balances of consumer loans decreased $36.2 million, while the average yield on consumer loans increased five basis points compared to the same period in the prior year. The decrease in average balances was largely due to normal portfolio turnover and lower origination activity in the indirect auto portfolio segment, as the Corporation has continued prioritizing funding other types of lending during the past year, and the increase in the average yield on consumer loans was primarily due to portfolio turnover in the indirect auto portfolio as older, lower-yielding balances were replaced by higher-yielding balances. The increase in average yield on consumer loans was partially offset by lower yields on originations of promotional home equity lines of credit and the impact of declines in benchmark interest rates, such as the Prime rate, over the past year on variable rate home equity loans and lines.

Interest income on interest-earning deposits increased largely due to an increase of $64.3 million in average balances of interest-earning deposits, despite a decrease of 50 basis points in the average yield on interest-earning deposits, each compared to the same period in the prior year. Average balances of interest-earning deposits increased primarily due to proceeds from the Corporation's sale of available for sale securities and issuance of subordinated debt in the second quarter of 2025, net of payoffs of wholesale funding sources in the third quarter of 2025 and funding of commercial loan growth. The decrease in the average yield on interest-earning deposits was largely due to a decrease in the Federal Funds Target Range Upper Limit of 125 basis points between the third quarter of 2024 and third quarter of 2025. Deposits held at the FRBNY receive interest at a rate 10 basis points below the Federal Funds Target Range Upper Limit.

Interest expense on deposits decreased mainly due to decreases of $58.7 million in average balances of brokered deposits and $47.0 million in average balances of customer time deposits, as well as decreases of 104 and 88 basis points in the average cost of brokered deposits and customer time deposits, respectively, compared to the same period in the prior year. Average balances of brokered deposits decreased due to the Corporation's payoff of all outstanding balances of brokered deposits during July 2025 as part of its balance sheet repositioning efforts. The decrease in the average cost of brokered deposits compared to the same period in the prior year was largely due to the declining interest rate environment, which the Corporation benefited from by largely utilizing brokered deposits with terms of three months or less. Average balances and the average cost of customer time deposits each decreased largely due to changes in the Corporation's promotional CD campaign offerings over the past year, including a shift in strategic focus beginning in 2024 toward shorter-term offerings to take advantage of the declining interest rate environment. Average balances of customer time deposits decreased to 21.7% of total average deposits in the third quarter of 2025 from 23.0% in the third quarter of 2024.

Including customer time deposits, average balances of total interest-bearing customer deposits decreased $25.6 million, compared to the same period in the prior year and the average cost of customer interest-bearing deposits decreased 44 basis points, compared to the same period in the prior year. Combined, these changes resulted in a decrease of 52 basis points in the average cost of interest-bearing deposits compared to the same period in the prior year, from 2.88% in the third quarter of 2024 to 2.36% in the third quarter of 2025. Additionally, average balances of non-interest bearing deposits increased $17.2 million compared to the same period in the prior year. The deposit beta on total deposits was 34% between the third quarters of 2024 and 2025.

Interest income on taxable securities decreased largely due to a decrease of $271.3 million in average balances of taxable securities, as well as a decrease of four basis points in the average yield on taxable securities, both compared to the same period in the prior year. The decrease in average balances was mainly attributable to $244.8 million in sales of available for sale securities during the second quarter of 2025 as part of the Corporation's balance sheet repositioning efforts and normal paydown activity between the third quarters of 2024 and 2025. The decrease in the average yield on taxable securities was primarily due to the average yield of securities sold in the second quarter of 2025 being higher than the overall average yield on the portfolio at the time of the sale.

Fully taxable equivalent net interest margin was 3.45% for the third quarter of 2025, compared to 2.72% for the same period in the prior year. Average interest-earning assets decreased $82.3 million, while average interest-bearing liabilities decreased $104.7 million, compared to the same period in the prior year, both primarily due to the net impact of the Corporation's balance sheet repositioning efforts. The average yield on interest-earning assets increased 37 basis points to 5.15%, while the average cost of interest-bearing liabilities decreased 46 basis points to 2.51%, compared to the same period in the prior year. Total cost of funds was 1.85% for the current quarter, compared to 2.24% for the same period in the prior year, a decrease of 39 basis points.

Provision for Credit Losses:

Provision for credit losses was $1.1 million for the third quarter of 2025, compared to $0.6 million for the same period in the prior year, an increase of $0.5 million. The increase was mostly due to stronger loan growth in the third quarter of 2025, which totaled $69.9 million, compared to loan growth of $17.5 million for the same period in the prior year, and adjustments to model inputs between the third quarters of 2024 and 2025.

Non-Interest Income:

Non-interest income for the third quarter of 2025 was $6.1 million, compared to $5.9 million for the same period in the prior year, an increase of $0.2 million, or 3.4%, driven by increases of $0.1 million in each of other non-interest income and service charges on deposits.

Other non-interest income increased mainly due to an increase in interest rate swap fees, reflecting an increase in originations of loans with interest rate swap exposures in the third quarter of 2025, compared to the same period in the prior year, as well as an increase in commission income attributable to the Corporation's CFS Group. Service charges on deposit accounts increased largely due to fee schedule increases which were phased in during the fourth quarter of 2024.

Non-Interest Expense:

Non-interest expense for the third quarter of 2025 was $17.6 million, compared to $16.5 million for the same period in the prior year, an increase of $1.1 million, or 6.7%, driven by increases of $0.8 million in salaries and wages and $0.7 million in pension and other employee benefits, partially offset by decreases of $0.2 million in FDIC insurance and $0.1 million in each of other non-interest expense and loan expense.

Salaries and wages increased largely due to an increase in base salaries, which included staffing in the Corporation's Western New York Canal Bank division, consisting of additional lending, branch, and wealth management personnel. Also contributing to the increase were merit-based salary increases for existing employees. Pension and employee benefits increased largely due to an increase in employee healthcare-related expenses compared to the same period in the prior year. FDIC insurance decreased largely due to favorable changes in metrics used to determine assessment rates. Other non-interest expense decreased due to decreases across a number of expense categories included in the line item. Loan expense decreased largely due to decreases in legal expenses compared to the same period in the prior year.

Income Tax Expense:

Income tax expense for the third quarter of 2025 was $2.3 million, compared to $1.5 million for the same period in the prior year, an increase of $0.8 million. The effective tax rate for the current quarter increased to 22.6%, compared to 20.9% for the same period in the prior year. The increase in income tax expense was primarily due to an increase in pretax income.

Asset Quality

Non-performing loans totaled $7.8 million as of September 30, 2025, or 0.35% of total loans, compared to $9.0 million, or 0.43% of total loans as of December 31, 2024. The decrease in non-performing loans was largely due to commercial payoff, paydown, and charge-off activity during the first nine months of 2025. There were $2.2 million in paydowns and payoffs of non-performing commercial loans in the first nine months of 2025, including the payoff of a $1.0 million multifamily commercial mortgage and payoffs of three other commercial mortgages with balances at payoff of at least $0.1 million. Additionally, $0.8 million in non-performing commercial and industrial loan balances were charged off in the first nine months of 2025, nearly all of which was charged off in the second quarter. These decreases were partially offset by $0.4 million in commercial loan balances added to non-performing loans in the first nine months of 2025. Retail non-performing loans increased $1.4 million compared to December 31, 2024, with the increase being relatively evenly distributed among residential mortgages, home equity loans and lines, and indirect auto loans. Non-performing assets, which are comprised of non-performing loans, other real estate owned, and repossessed vehicles, were $8.0 million, or 0.30% of total assets as of September 30, 2025, compared to $9.6 million, or 0.35% of total assets as of December 31, 2024. The decrease in non-performing assets was largely due to a decrease in non-performing loans. Other real estate owned decreased to $0.1 million as of September 30, 2025 from $0.4 million as of December 31, 2024, and was comprised of only one property as of September 30, 2025, while repossessed vehicles were $0.2 million as of both September 30, 2025 and December 31, 2024.

Total loan delinquencies decreased as of September 30, 2025 compared to December 31, 2024, consisting of a decrease in commercial loan delinquencies, partially offset by an increase in retail loan delinquencies. Commercial loan delinquencies, inclusive of delinquent nonaccrual loans, decreased to $3.8 million as of September 30, 2025, compared to $5.3 million as of December 31, 2024, while retail loan delinquencies increased to $7.3 million as of September 30, 2025 from $6.6 million as of December 31, 2024, largely due to increases in residential mortgage and indirect consumer loan delinquencies. Annualized net charge-offs as a percentage of total average loans for the third quarter of 2025 were 0.02%, compared to 0.19% for the second quarter of 2025, a decrease of 17 basis points. Net charge-offs experienced in the third quarter of 2025 were concentrated in the indirect auto segment of the consumer loan portfolio. Annualized consumer net charge-offs were 0.23% of average balances in the third quarter of 2025. Both commercial loans and residential mortgage loans had net recoveries in the third quarter of 2025. Annualized net charge-offs as a percentage of total average loans for the nine months ended September 30, 2025 were 0.08%, compared to 0.04% for the nine months ended September 30, 2024, an increase of four basis points, largely due to a $0.7 million commercial and industrial loan charge-off in the second quarter of 2025. Annualized commercial net charge-offs for the nine months ended September 30, 2025 were 0.06% of average balances while annualized consumer net charge-offs were 0.30% of average balances. Residential mortgage loans had net recoveries for the nine months ended September 30, 2025.

The allowance for credit losses on loans was $23.6 million as of September 30, 2025, compared to $21.4 million as of December 31, 2024. The allowance for credit losses on unfunded commitments, a component of other liabilities, was $0.5 million as of September 30, 2025 and $0.8 million as of December 31, 2024. The increase in the allowance for credit losses on loans was primarily attributable to the annual review and update to loss drivers used in the Bank's CECL model, which resulted in higher baseline loss rates for most of the Bank's portfolio segments, as well as year-to-date loan growth, concentrated in commercial real estate. Also contributing to the increase in the allowance were declines in modeled prepayment speeds and deterioration in FOMC forecasted data points for national unemployment and GDP growth, among other adjustments to model inputs. Forecasts for year-end 2025 GDP growth decreased 50 basis points compared to December 31, 2024, while forecasts for year-end 2025 unemployment increased 20 basis points compared to December 31, 2024. 2026 forecasts were increasingly important to the model as of September 30, 2025, compared to the first and second quarters of 2025. Partially offsetting an overall increase in the allowance was a $0.8 million decrease in allowance allocations on individually analyzed loans, largely due to commercial net charge-offs in the second quarter of 2025. The ratio of allowance for credit losses on loans to total loans was 1.07% as of September 30, 2025 and 1.03% as of December 31, 2024, while the allowance for credit losses on loans was 304.63% of non-performing loans as of September 30, 2025 and 238.87% as of December 31, 2024. Provision for credit losses as a percentage of period-end loan balances was 0.05% for both the second and third quarters of 2025.

Balance Sheet Activity

Total assets were $2.697 billion as of September 30, 2025, compared to $2.776 billion as of December 31, 2024, a decrease of $79.5 million, or 2.9%. This decrease was driven by the Corporation's balance sheet repositioning efforts during 2025, which included the sale of a portion of the available for sale securities portfolio, issuance of subordinated debt, and payoff of the entirety of the Corporation's wholesale funding sources. Securities available for sale decreased $250.9 million, while loans, net of deferred origination costs, increased $130.9 million and cash and cash equivalents increased $60.6 million, each compared to December 31, 2024.

Securities available for sale decreased primarily due to the Corporation's ongoing strategic balance sheet repositioning, which included the sale of available for sale securities with a market value totaling $227.3 million in the second quarter of 2025. The sale of securities included the Corporation's entire portfolio of U.S. Treasury and SBA pooled-loan securities, as well as portions of the mortgage-backed securities and municipal bonds portfolios. Also contributing to the decrease were year-to-date net paydowns and maturities on available for sale securities totaling $39.9 million, largely on mortgage-backed and SBA pooled-loan securities. Partially offsetting the overall decrease in the available for sale securities portfolio was an increase of $17.6 million in the fair value of securities, mainly due to favorable changes in interest rates compared to December 31, 2024.

Loans, net of deferred origination fees and costs increased mainly due to growth in commercial loan balances. Total commercial loan balances increased $154.7 million, or 10.2%, compared to prior year-end, comprised of increases of $145.0 million in commercial real estate balances and of $9.7 million in commercial and industrial balances. Approximately half of year-to-date commercial loan growth was attributable to the Corporation's Capital Bank division in the Albany market, while remaining growth was split between the Corporation's Canal Bank and Chemung Canal divisions in the Buffalo and Southern Tier markets, respectively. The Corporation continues to experience strong demand for commercial lending products. Residential mortgages increased $2.8 million, or 1.0%, compared to prior year-end, with overall year-to-date origination activity through September 30, 2025 increasing compared to the same period in the prior year. Consumer loans decreased $26.5 million, or 9.5%, compared to prior year-end, largely due to lower levels of indirect auto loan origination activity, and a relatively fast turnover rate in the portfolio. Indirect origination activity increased during the third quarter of 2025, compared to the first two quarters of 2025, as a result of a decrease in interest rates offered in the indirect lending program for certain higher credit tiers. The overall decrease in consumer loan balances was partially offset by an increase of $9.9 million in balances of home equity loans and lines, partially due to the Corporation's promotional efforts during 2025.

Cash and cash equivalents increased largely due to proceeds of $227.3 million from the Corporation's sale of available for sale securities in the second quarter of 2025. Additionally, proceeds from the Corporation's issuance of subordinated debt in the second quarter of 2025 also contributed to the increase in cash and cash equivalents balances. The Corporation utilized a portion of these proceeds to pay off wholesale funding which matured early in the third quarter of 2025 and fund loan growth totaling 8.4% on an annualized basis, which served as the primary offsets to the increase in total cash and cash equivalents compared to prior year-end.

Total liabilities were $2.451 billion as of September 30, 2025, compared to $2.561 billion as of December 31, 2024, a decrease of $109.5 million, or 4.3%. Similar to the decrease in total assets, this decrease was driven by the Corporation's balance sheet repositioning efforts during 2025. Advances and other debt decreased $109.4 million and total deposits decreased $38.4 million, while subordinated debt, net of deferred issuance costs, increased $44.0 million, each compared to December 31, 2024.

Advances and other debt decreased primarily due to the payoff of all the Corporation's wholesale funding obligations during the third quarter of 2025, which included FHLBNY term advances. Additionally, prior to their payoff, the Corporation shifted its wholesale funding mix toward short-term brokered deposits, decreasing total advances and other debt. Advances and other debt as of September 30, 2025 was comprised exclusively of finance lease liabilities totaling $3.5 million, while the composition of advances and other debt as of prior year-end was largely comprised of FHLBNY overnight advances.

Total deposits decreased $38.4 million, or 1.6%, compared to the prior year-end, largely due to a decrease in brokered deposits of $92.2 million, partially offset by an increase of $53.8 million in total customer deposits, each compared to prior year-end. The decrease in brokered deposits represents the payoff of all outstanding brokered deposits at maturity in the third quarter of 2025 using proceeds from the Corporation's sale of available for sale securities and issuance of subordinated debt. The increase in total customer deposits was attributable to increases of $57.2 million in money market deposits, $49.7 million in interest-bearing demand deposits, and $7.5 million in non-interest bearing demand deposits, partially offset by decreases of $46.9 million in customer time deposits and $13.6 million in savings deposits.

Both the increases in money market deposits and interest-bearing demand deposits were mainly attributable to seasonal inflows of municipal deposits, as well as net inflows of commercial client deposits compared to prior year-end. The increase in non-interest bearing demand deposits was primarily due to net inflows from both individuals and commercial clients compared to prior year-end. Non interest-bearing deposits comprised 26.8% and 26.1% of total deposits as of September 30, 2025 and December 31, 2024, respectively, largely the result of a decrease in brokered deposits compared to prior year-end. The decrease in customer time deposits was largely due to maturities of previous CD campaign offerings which were not renewed. In 2025, the Corporation has focused on shorter-duration CD campaigns and has reduced interest rates on campaign offerings since prior year-end. The Corporation's reliance on growth in time deposit balances to fund asset growth declined year-to-date during 2025 as a result of strengthened liquidity from the net proceeds of the Corporation's balance sheet repositioning, as well as increases in other deposit account types.

Subordinated debt, net of deferred issuance costs, increased due to the issuance of $45.0 million in 7.75% fixed-to-floating rate notes in June 2025 in a private offering. There were $1.0 million in deferred issuance costs associated with the offering. The subordinated debt qualifies as tier 2 capital at the holding company and tier 1 capital at the Bank. Of the $45.0 million in subordinated debt issued, $37.0 million was downstreamed to the Bank, qualifying as tier 1 capital. The notes carry an original term of ten years and are redeemable by the Corporation beginning in June 2030, and beginning in June 2030 will float based on the then current Three-Month Term SOFR, plus 415 basis points. Further details regarding the offering can be found in the Corporation's Form 8-K filed with the Securities and Exchange Commission on June 10, 2025.

Total shareholders’ equity was $245.3 million as of September 30, 2025, compared to $215.3 million as of December 31, 2024, an increase of $30.0 million, or 13.9%, driven by a decrease of $26.0 million in accumulated other comprehensive loss and an increase of $2.7 million in retained earnings. The decrease in accumulated other comprehensive loss was largely due to the reclassification of a portion of losses attributable to the available for sale securities portfolio into current period earnings, due to the Corporation's sale of available for sale securities in the second quarter of 2025, as well as an increase in the fair value of securities available for sale, primarily due to favorable changes in market interest rates. The increase in retained earnings was mainly due to net income for the nine months ended September 30, 2025, totaling $7.4 million, which is inclusive of a $13.2 million loss on the sale of available for sale securities in the second quarter of 2025, net of tax impacts, partially offset by dividends declared of $4.7 million during the nine months ended September 30, 2025.

The total equity to total assets ratio was 9.10% as of September 30, 2025, compared to 7.76% as of December 31, 2024, and the tangible equity to tangible assets ratio was 8.36% as of September 30, 2025, compared to 7.02% as of December 31, 2024.1 Book value per share and tangible book value per share increased to $50.98 and $46.44, respectively, as of September 30, 2025, from $45.13 and $40.55, respectively, as of December 31, 2024.1 The Corporation's sale of securities available for sale did not impact book value per share or tangible book value per share. As of September 30, 2025, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

1 See the GAAP to Non-GAAP reconciliations

Liquidity

The Corporation uses a variety of resources to manage its liquidity, and management believes it has the necessary liquidity to allow for flexibility in meeting its various operational and strategic needs. These include short-term investments, cash flow from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits of $250,000 or greater, brokered deposits, FHLBNY overnight and term advances, and FRB advances. Borrowings may be used on a short-term basis for liquidity purposes or on a long-term basis to fund asset growth.

As of September 30, 2025, the Corporation's cash and cash equivalents balance was $107.6 million, largely consisting of remaining proceeds from the Corporation's sale of a portion of its available for sale securities portfolio and subordinated debt issuance in the second quarter of 2025. The Corporation continues to maintain an investment portfolio of securities available for sale, consisting of government-sponsored entity mortgage-backed securities, municipal bonds, and corporate bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if needed.

As of September 30, 2025, the Corporation's investment in securities available for sale was $280.5 million, $68.4 million of which was not pledged as collateral. Additionally, as of September 30, 2025, the Bank's total advance line capacity at the Federal Home Loan Bank of New York was $169.7 million, all of which was available as of September 30, 2025.

As of September 30, 2025, uninsured deposits totaled $740.4 million, or 31.4% of total deposits, including $204.9 million of municipal deposits collateralized by pledged assets, when required. As of December 31, 2024, uninsured deposits totaled $652.3 million, or 27.2% of total deposits, including $145.6 million of municipal deposits collateralized by pledged assets, when required. Due to their fluidity, the Corporation closely monitors uninsured deposit levels when considering liquidity management strategies.

The Corporation had no outstanding brokered deposits as of September 30, 2025, following the maturity of $100.0 million in early July 2025. As part of its strategic balance sheet repositioning, the Corporation did not replace the brokered deposits, reflecting its efforts to reduce reliance on higher cost wholesale funding sources. The Corporation may use brokered deposits in the future either as a secondary source in funding asset growth or as an additional source of liquidity in supporting ongoing operations.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $2.393 billion as of September 30, 2025, including $335.2 million of assets under management or administration for the Corporation, compared to $2.212 billion as of December 31, 2024, including $301.9 million of assets under management or administration for the Corporation, an increase of $180.6 million, or 8.1%. Excluding assets under management or administration for the Corporation, total market value of Wealth Management Group assets increased $147.3 million, or 7.9%, largely due to improvements in financial markets during 2025.

As previously announced on January 8, 2021, the Corporation's Board of Directors approved a stock repurchase program. Under the repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. As of September 30, 2025, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. No shares were repurchased in the third quarter of 2025. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares as of September 30, 2025.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.7 billion financial services holding company headquartered in Elmira, New York and operates 30 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services, and insurance.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot guarantee that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, tariffs, cybersecurity risks, changes in FDIC assessments, bank failures, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2024 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information contact:
Dale M. McKim, III, EVP and CFO
dmckim@chemungcanal.com
Phone: 607-737-3714

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(in thousands)	2025	2025	2025	2024	2024
ASSETS
Cash and due from financial institutions	$32,445	$35,825	$32,087	$26,224	$36,247
Interest-earning deposits in other financial institutions	75,201	284,226	21,348	20,811	44,193
Total cash and cash equivalents	107,646	320,051	53,435	47,035	80,440

Equity investments	3,616	3,387	3,249	3,235	3,244

Securities available for sale	280,514	287,335	528,327	531,442	554,575
Securities held to maturity	680	680	808	808	657
FHLB and FRB stock, at cost	5,524	6,826	8,040	9,117	4,189
Total investment securities	286,718	294,841	537,175	541,367	559,421

Commercial	1,671,261	1,591,999	1,555,988	1,516,525	1,464,205
Residential mortgage	277,729	278,221	275,448	274,979	274,099
Consumer	253,366	262,194	266,200	279,915	290,650
Loans, net of deferred loan fees	2,202,356	2,132,414	2,097,636	2,071,419	2,028,954
Allowance for credit losses	(23,645)	(22,665)	(22,522)	(21,388)	(21,441)
Loans, net	2,178,711	2,109,749	2,075,114	2,050,031	2,007,513

Loans held for sale	3,075	2,212	284	—	—
Premises and equipment, net	15,376	15,438	16,222	16,375	14,915
Operating lease right-of-use assets	4,943	5,139	5,332	5,446	5,637
Goodwill	21,824	21,824	21,824	21,824	21,824
Accrued interest receivable and other assets	74,725	79,847	84,090	90,834	81,221
Total assets	$2,696,634	$2,852,488	$2,796,725	$2,776,147	$2,774,215

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non interest-bearing demand deposits	$633,216	$624,389	$619,645	$625,762	$616,126
Interest-bearing demand deposits	356,271	348,169	339,790	306,536	349,383
Money market deposits	652,289	639,706	625,505	595,123	630,870
Savings deposits	231,905	238,228	249,541	245,550	242,911
Time deposits	484,835	618,470	598,915	623,912	611,831
Total deposits	2,358,516	2,468,962	2,433,396	2,396,883	2,451,121

Advances and other debt	3,530	58,616	88,701	112,889	53,757
Subordinated debt, net of deferred issuance costs	44,002	44,146	—	—	—
Operating lease liabilities	5,124	5,319	5,516	5,629	5,820
Accrued interest payable and other liabilities	40,154	40,479	40,806	45,437	42,863
Total liabilities	2,451,326	2,617,522	2,568,419	2,560,838	2,553,561

Shareholders' equity
Common stock	53	53	53	53	53
Additional paid-in capital	49,027	48,502	48,157	48,783	48,457
Retained earnings	250,373	244,211	252,195	247,705	243,266
Treasury stock, at cost	(15,069)	(15,095)	(15,180)	(16,167)	(15,987)
Accumulated other comprehensive loss	(39,076)	(42,705)	(56,919)	(65,065)	(55,135)
Total shareholders' equity	245,308	234,966	228,306	215,309	220,654
Total liabilities and shareholders' equity	$2,696,634	$2,852,488	$2,796,725	$2,776,147	$2,774,215

Period-end shares outstanding	4,812	4,810	4,807	4,771	4,774

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended September 30,		Percent Change	Nine Months Ended September 30,		Percent Change
(in thousands, except per share data)	2025	2024		2025	2024
Interest and dividend income:
Loans, including fees	$31,033	$28,611	8.5	$88,567	$83,323	6.3
Taxable securities	1,653	3,060	(46.0)	7,206	9,868	(27.0)
Tax exempt securities	80	250	(68.0)	545	762	(28.5)
Interest-earning deposits	1,118	441	153.5	2,298	1,014	126.6
Total interest and dividend income	33,884	32,362	4.7	98,616	94,967	3.8

Interest expense:
Deposits	10,171	13,005	(21.8)	32,403	37,861	(14.4)
Borrowed funds	1,025	969	5.8	2,900	2,868	1.1
Total interest expense	11,196	13,974	(19.9)	35,303	40,729	(13.3)

Net interest income	22,688	18,388	23.4	63,313	54,238	16.7
Provision (credit) for credit losses	1,064	564	88.7	3,301	(597)	652.9
Net interest income after provision for credit losses	21,624	17,824	21.3	60,012	54,835	9.4

Non-interest income:
Wealth management group fee income	2,967	2,991	(0.8)	8,827	8,554	3.2
Service charges on deposit accounts	1,094	1,016	7.7	3,328	2,929	13.6
Interchange revenue from debit card transactions	1,073	1,123	(4.5)	3,220	3,327	(3.2)
Net gains (losses) on securities transactions	—	—	N/M	(17,498)	—	N/M
Change in fair value of equity investments	136	118	15.3	197	233	(15.5)
Net gains on sales of loans held for sale	78	91	(14.3)	169	162	4.3
Net gains (losses) on sales of other real estate owned	—	(19)	100.0	(8)	(22)	63.6
Income from bank owned life insurance	8	10	(20.0)	24	29	(17.2)
Other	732	589	24.3	3,013	1,962	53.6
Total non-interest income	6,088	5,919	2.9	1,272	17,174	(92.6)

Non-interest expense:
Salaries and wages	7,925	7,168	10.6	22,713	21,007	8.1
Pension and other employee benefits	2,298	1,627	41.2	6,332	5,787	9.4
Other components of net periodic pension and postretirement benefits	(113)	(227)	50.2	(339)	(691)	50.9
Net occupancy	1,371	1,422	(3.6)	4,335	4,360	(0.6)
Furniture and equipment	399	402	(0.7)	1,227	1,197	2.5
Data processing	2,534	2,567	(1.3)	7,631	7,437	2.6
Professional services	636	522	21.8	2,079	1,639	26.8
Marketing and advertising	203	210	(3.3)	893	943	(5.3)
Other real estate owned expense	8	55	(85.5)	22	116	(81.0)
FDIC insurance	352	524	(32.8)	1,225	1,617	(24.2)
Loan expense	262	353	(25.8)	836	808	3.5
Other	1,770	1,887	(6.2)	5,387	5,207	3.5
Total non-interest expense	17,645	16,510	6.9	52,341	49,427	5.9

Income before income tax expense	10,067	7,233	39.2	8,943	22,582	(60.4)
Income tax expense	2,275	1,513	50.4	1,580	4,825	(67.3)
Net income	$7,792	$5,720	36.2	$7,363	$17,757	(58.5)

Basic and diluted earnings per share	$1.62	$1.19		$1.53	$3.72
Cash dividends declared per share	$0.34	$0.31		$0.98	$0.93
Average basic and diluted shares outstanding	4,811	4,773		4,802	4,769

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended					As of or for the Nine Months Ended
Consolidated Financial Highlights (Unaudited)	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share data)	2025	2025	2025	2024	2024	2025	2024
RESULTS OF OPERATIONS
Interest income	$33,884	$33,034	$31,698	$32,597	$32,362	$98,616	$94,967
Interest expense	11,196	12,226	11,881	12,776	13,974	35,303	40,729
Net interest income	22,688	20,808	19,817	19,821	18,388	63,313	54,238
Provision (credit) for credit losses	1,064	1,145	1,092	551	564	3,301	(597)
Net interest income after provision for credit losses	21,624	19,663	18,725	19,270	17,824	60,012	54,835
Non-interest income	6,088	(10,705)	5,889	6,056	5,919	1,272	17,174
Non-interest expense	17,645	17,769	16,927	17,823	16,510	52,341	49,427
Income before income tax expense	10,067	(8,811)	7,687	7,503	7,233	8,943	22,582
Income tax expense	2,275	(2,359)	1,664	1,589	1,513	1,580	4,825
Net income	$7,792	$(6,452)	$6,023	$5,914	$5,720	$7,363	$17,757

Basic and diluted earnings per share	$1.62	$(1.35)	$1.26	$1.24	$1.19	$1.53	$3.72
Average basic and diluted shares outstanding	4,811	4,808	4,791	4,774	4,773	4,802	4,769
PERFORMANCE RATIOS
Return on average assets	1.15%	(0.92%)	0.88%	0.85%	0.83%	0.36%	0.87%
Return on average equity	12.89%	(11.29%)	10.96%	10.73%	10.81%	4.27%	11.82%
Return on average tangible equity (a)	14.18%	(12.48%)	12.15%	11.92%	12.07%	4.71%	13.27%
Efficiency ratio (unadjusted) (e)	61.32%	175.88%	65.85%	68.88%	67.92%	81.04%	69.21%
Efficiency ratio (adjusted) (a)	61.18%	65.69%	65.64%	68.64%	67.69%	64.08%	68.97%
Non-interest expense to average assets	2.61%	2.54%	2.47%	2.57%	2.39%	2.54%	2.41%
Loans to deposits	93.38%	86.37%	86.20%	86.42%	82.78%	93.38%	82.78%
YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	5.68%	5.61%	5.49%	5.61%	5.65%	5.60%	5.56%
Yield on investments	2.55%	2.27%	2.26%	2.29%	2.21%	2.34%	2.28%
Yield on interest-earning assets	5.15%	4.83%	4.72%	4.79%	4.78%	4.90%	4.72%
Cost of interest-bearing deposits	2.36%	2.45%	2.48%	2.67%	2.88%	2.43%	2.83%
Cost of borrowings	7.33%	4.90%	4.54%	4.74%	5.08%	5.43%	5.09%
Cost of interest-bearing liabilities	2.51%	2.57%	2.55%	2.73%	2.97%	2.55%	2.92%
Cost of funds	1.85%	1.94%	1.92%	2.04%	2.24%	1.90%	2.19%
Interest rate spread	2.64%	2.26%	2.17%	2.06%	1.81%	2.35%	1.80%
Net interest margin, fully taxable equivalent	3.45%	3.05%	2.96%	2.92%	2.72%	3.15%	2.70%
CAPITAL
Total equity to total assets at end of period	9.10%	8.24%	8.16%	7.76%	7.95%	9.10%	7.95%
Tangible equity to tangible assets at end of period (a)	8.36%	7.53%	7.44%	7.02%	7.22%	8.36%	7.22%
Book value per share	$50.98	$48.85	$47.49	$45.13	$46.22	$50.98	$46.22
Tangible book value per share (a)	46.44	44.31	42.95	40.55	41.65	46.44	41.65
Period-end market value per share	52.52	48.47	47.57	48.81	48.02	52.52	48.02
Dividends declared per share	0.34	0.32	0.32	0.31	0.31	0.98	0.93
AVERAGE BALANCES
Loans and loans held for sale (b)	$2,171,673	$2,108,557	$2,077,739	$2,046,270	$2,020,280	$2,119,666	$2,006,479
Interest-earning assets	2,617,680	2,749,856	2,729,661	2,711,995	2,699,968	2,698,654	2,693,499
Total assets	2,684,273	2,802,226	2,784,414	2,761,875	2,751,392	2,756,604	2,738,962
Deposits	2,343,596	2,432,713	2,445,597	2,446,662	2,410,735	2,406,929	2,410,706
Total equity	239,836	229,161	222,802	219,254	210,421	230,662	200,588
Tangible equity (a)	218,012	207,337	200,978	197,430	188,597	208,838	178,764
ASSET QUALITY
Net charge-offs	$86	$992	$262	$594	$78	$1,340	$566
Non-performing loans (c)	7,762	8,237	9,881	8,954	10,545	7,762	10,545
Non-performing assets (d)	7,972	8,447	10,282	9,606	11,134	7,972	11,134
Allowance for credit losses	23,645	22,665	22,522	21,388	21,441	23,645	21,441
Annualized net charge-offs to average loans	0.02%	0.19%	0.05%	0.12%	0.02%	0.08%	0.04%
Non-performing loans to total loans	0.35%	0.39%	0.47%	0.43%	0.52%	0.35%	0.52%
Non-performing assets to total assets	0.30%	0.30%	0.37%	0.35%	0.40%	0.30%	0.40%
Allowance for credit losses to total loans	1.07%	1.06%	1.07%	1.03%	1.06%	1.07%	1.06%
Allowance for credit losses to non-performing loans	304.63%	275.16%	227.93%	238.87%	203.33%	304.63%	203.33%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Loans and loans held for sale do not reflect the allowance for credit losses.
(c) Non-performing loans include nonaccrual loans only.
(d) Non-performing assets include non-performing loans plus other real estate owned and repossessed vehicles.
(e) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended September 30, 2025			Three Months Ended September 30, 2024			Three Months Ended September 30, 2025 vs. 2024
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest-earning assets:
Commercial loans	$1,636,743	$24,383	5.91%	$1,453,418	$21,854	5.98%	$2,529	$2,783	$(254)
Residential mortgage loans	277,682	3,063	4.38%	273,374	2,713	3.97%	350	46	304
Consumer loans	257,248	3,638	5.61%	293,488	4,102	5.56%	(464)	(501)	37
Taxable securities	334,290	1,656	1.97%	605,631	3,063	2.01%	(1,407)	(1,347)	(60)
Tax-exempt securities	11,864	93	3.11%	38,537	272	2.81%	(179)	(205)	26
Interest-earning deposits	99,853	1,118	4.44%	35,520	441	4.94%	677	726	(49)
Total interest-earning assets	2,617,680	33,951	5.15%	2,699,968	32,445	4.78%	1,506	1,502	4

Non interest-earning assets:
Cash and due from banks	26,580			25,086
Other assets	62,923			47,571
Allowance for credit losses	(22,910)			(21,233)
Total assets	$2,684,273			$2,751,392

Interest-bearing liabilities:
Interest-bearing checking	$326,464	$1,287	1.56%	$311,406	$1,445	1.85%	$(158)	$70	$(228)
Savings and money market	870,958	4,376	1.99%	864,541	4,607	2.12%	(231)	36	(267)
Time deposits	507,557	4,429	3.46%	554,605	6,056	4.34%	(1,627)	(480)	(1,147)
Brokered deposits	7,174	79	4.37%	65,913	897	5.41%	(818)	(673)	(145)
FHLBNY overnight advances	23	—	—%	541	7	5.06%	(7)	(4)	(3)
Term advances and other debt	11,331	127	4.45%	75,305	962	5.08%	(835)	(728)	(107)
Subordinated debt	44,105	898	8.08%	—	—	N/A	898	898	—
Total interest-bearing liabilities	1,767,612	11,196	2.51%	1,872,311	13,974	2.97%	(2,778)	(881)	(1,897)

Non interest-bearing liabilities:
Demand deposits	631,443			614,270
Other liabilities	45,382			54,390
Total liabilities	2,444,437			2,540,971
Shareholders' equity	239,836			210,421
Total liabilities and shareholders' equity	$2,684,273			$2,751,392

Fully taxable equivalent net interest income		22,755			18,471		$4,284	$2,383	$1,901
Net interest rate spread (1)			2.64%			1.81%
Net interest margin, fully taxable equivalent (2)			3.45%			2.72%
Taxable equivalent adjustment		(67)			(83)
Net interest income		$22,688			$18,388

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Nine Months Ended September 30, 2025			Nine Months Ended September 30, 2024			Nine Months Ended September 30, 2025 vs. 2024
	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
(in thousands)
Interest-earning assets:
Commercial loans	$1,578,397	$68,988	5.84%	$1,433,224	$63,501	5.92%	$5,487	$6,355	$(868)
Residential mortgage loans	276,540	8,611	4.16%	274,834	7,879	3.82%	732	48	684
Consumer loans	264,729	11,116	5.61%	298,421	12,114	5.42%	(998)	(1,409)	411
Taxable securities	483,242	7,215	2.00%	619,657	9,877	2.13%	(2,662)	(2,084)	(578)
Tax-exempt securities	27,101	611	3.01%	39,453	830	2.81%	(219)	(275)	56
Interest-earning deposits	68,645	2,298	4.48%	27,910	1,014	4.85%	1,284	1,367	(83)
Total interest-earning assets	2,698,654	98,839	4.90%	2,693,499	95,215	4.72%	3,624	4,002	(378)

Non interest-earning assets:
Cash and due from banks	25,882			25,131
Other assets	54,411			41,807
Allowance for credit losses	(22,343)			(21,475)
Total assets	$2,756,604			$2,738,962

Interest-bearing liabilities:
Interest-bearing checking	$332,492	$3,888	1.56%	$308,318	$4,170	1.81%	$(282)	$315	$(597)
Savings and money market	865,917	12,479	1.93%	861,382	13,190	2.05%	(711)	69	(780)
Time deposits	513,847	13,669	3.56%	521,997	16,603	4.25%	(2,934)	(257)	(2,677)
Brokered deposits	70,560	2,367	4.49%	96,056	3,898	5.42%	(1,531)	(930)	(601)
FHLBNY overnight advances	8,319	286	4.60%	15,359	646	5.53%	(360)	(263)	(97)
Term advances and other debt	44,778	1,509	4.51%	59,584	2,222	4.98%	(713)	(517)	(196)
Subordinated debt	18,281	1,105	8.08%	—	—	N/A	1,105	1,105	—
Total interest-bearing liabilities	1,854,194	35,303	2.55%	1,862,696	40,729	2.92%	(5,426)	(478)	(4,948)

Non interest-bearing liabilities:
Demand deposits	624,113			622,953
Other liabilities	47,635			52,725
Total liabilities	2,525,942			2,538,374
Shareholders' equity	230,662			200,588
Total liabilities and shareholders' equity	$2,756,604			$2,738,962

Fully taxable equivalent net interest income		63,536			54,486		$9,050	$4,480	$4,570
Net interest rate spread (1)			2.35%			1.80%
Net interest margin, fully taxable equivalent (2)			3.15%			2.70%
Taxable equivalent adjustment		(223)			(248)
Net interest income		$63,313			$54,238

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended September 30, 2025			Three Months Ended June 30, 2025			Three Months Ended September 30, 2025 vs. June 30, 2025
	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
(in thousands)
Interest-earning assets:
Commercial loans	$1,636,743	$24,383	5.91%	$1,568,239	$22,909	5.86%	$1,474	$1,233	$241
Residential mortgage loans	277,682	3,063	4.38%	276,391	2,847	4.13%	216	15	201
Consumer loans	257,248	3,638	5.61%	263,927	3,727	5.66%	(89)	(66)	(23)
Taxable securities	334,290	1,656	1.97%	533,573	2,533	1.90%	(877)	(969)	92
Tax-exempt securities	11,864	93	3.11%	31,967	239	3.00%	(146)	(155)	9
Interest-earning deposits	99,853	1,118	4.44%	75,759	855	4.53%	263	280	(17)
Total interest-earning assets	2,617,680	33,951	5.15%	2,749,856	33,110	4.83%	841	338	503

Non interest-earning assets:
Cash and due from banks	26,580			25,005
Other assets	62,923			49,911
Allowance for credit losses	(22,910)			(22,546)
Total assets	$2,684,273			$2,802,226

Interest-bearing liabilities:
Interest-bearing checking	$326,464	$1,287	1.56%	$334,957	$1,297	1.55%	$(10)	$(21)	$11
Savings and money market	870,958	4,376	1.99%	867,723	4,237	1.96%	139	27	112
Time deposits	507,557	4,429	3.46%	519,181	4,536	3.50%	(107)	(71)	(36)
Brokered deposits	7,174	79	4.37%	92,826	1,006	4.35%	(927)	(932)	5
FHLBNY overnight advances	23	—	—%	4,381	50	4.58%	(50)	(25)	(25)
Term advances and other debt	11,331	127	4.45%	79,413	893	4.51%	(766)	(754)	(12)
Subordinated debt	44,105	898	8.08%	10,254	207	8.10%	691	694	(3)
Total interest-bearing liabilities	1,767,612	11,196	2.51%	1,908,735	12,226	2.57%	(1,030)	(1,082)	52

Non interest-bearing liabilities:
Demand deposits	631,443			618,026
Other liabilities	45,382			46,304
Total liabilities	2,444,437			2,573,065
Shareholders' equity	239,836			229,161
Total liabilities and shareholders' equity	$2,684,273			$2,802,226

Fully taxable equivalent net interest income		22,755			20,884		$1,871	$1,420	$451
Net interest rate spread (1)			2.64%			2.26%
Net interest margin, fully taxable equivalent (2)			3.45%			3.05%
Taxable equivalent adjustment		(67)			(76)
Net interest income		$22,688			$20,808

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of other companies. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except ratio data)	2025	2025	2025	2024	2024	2025	2024
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$22,688	$20,808	$19,817	$19,821	$18,388	$63,313	$54,238
Fully taxable equivalent adjustment	67	76	80	88	83	223	248
Fully taxable equivalent net interest income (non-GAAP)	$22,755	$20,884	$19,897	$19,909	$18,471	$63,536	$54,486

Average interest-earning assets (GAAP)	$2,617,680	$2,749,856	$2,729,661	$2,711,995	$2,699,968	$2,698,654	$2,693,499

Net interest margin - fully taxable equivalent (non-GAAP)	3.45%	3.05%	2.96%	2.92%	2.72%	3.15%	2.70%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non-interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except ratio data)	2025	2025	2025	2024	2024	2025	2024
EFFICIENCY RATIO
Net interest income (GAAP)	$22,688	$20,808	$19,817	$19,821	$18,388	$63,313	$54,238
Fully taxable equivalent adjustment	67	76	80	88	83	223	248
Fully taxable equivalent net interest income (non-GAAP)	$22,755	$20,884	$19,897	$19,909	$18,471	$63,536	$54,486

Non-interest income (GAAP)	$6,088	$(10,705)	$5,889	$6,056	$5,919	$1,272	$17,174
Less: net (gains) losses on security transactions	—	17,498	—	—	—	17,498	—
Less: (gain) loss on sale of branch property	—	(629)	—	—	—	(629)	—
Adjusted non-interest income (non-GAAP)	$6,088	$6,164	$5,889	$6,056	$5,919	$18,141	$17,174

Non-interest expense (GAAP)	$17,645	$17,769	$16,927	$17,823	$16,510	$52,341	$49,427

Efficiency ratio (unadjusted)	61.32%	175.88%	65.85%	68.88%	67.92%	81.04%	69.21%
Efficiency ratio (adjusted)	61.18%	65.69%	65.64%	68.64%	67.69%	64.08%	68.97%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share and ratio data)	2025	2025	2025	2024	2024	2025	2024
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$245,308	$234,966	$228,306	$215,309	$220,654	$245,308	$220,654
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible equity (non-GAAP)	$223,484	$213,142	$206,482	$193,485	$198,830	$223,484	$198,830

Total assets (GAAP)	$2,696,634	$2,852,488	$2,796,725	$2,776,147	$2,774,215	$2,696,634	$2,774,215
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible assets (non-GAAP)	$2,674,810	$2,830,664	$2,774,901	$2,754,323	$2,752,391	$2,674,810	$2,752,391

Total equity to total assets at end of period (GAAP)	9.10%	8.24%	8.16%	7.76%	7.95%	9.10%	7.95%
Book value per share (GAAP)	$50.98	$48.85	$47.49	$45.13	$46.22	$50.98	$46.22

Tangible equity to tangible assets at end of period (non-GAAP)	8.36%	7.53%	7.44%	7.02%	7.22%	8.36%	7.22%
Tangible book value per share (non-GAAP)	$46.44	$44.31	$42.95	$40.55	$41.65	$46.44	$41.65

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except ratio data)	2025	2025	2025	2024	2024	2025	2024
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$239,836	$229,161	$222,802	$219,254	$210,421	$230,662	$200,588
Less: average intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Average tangible equity (non-GAAP)	$218,012	$207,337	$200,978	$197,430	$188,597	$208,838	$178,764

Return on average equity (GAAP)	12.89%	(11.29%)	10.96%	10.73%	10.81%	4.27%	11.82%
Return on average tangible equity (non-GAAP)	14.18%	(12.48%)	12.15%	11.92%	12.07%	4.71%	13.27%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share and ratio data)	2025	2025	2025	2024	2024	2025	2024
NON-GAAP NET INCOME
Reported net income (GAAP)	$7,792	$(6,452)	$6,023	$5,914	$5,720	$7,363	$17,757
Net (gains) losses on security transactions (net of tax)	—	13,237	—	—	—	13,237	—
Net (gain) loss on sale of branch property (net of tax)	—	(463)	—	—	—	(463)	—
Net income (non-GAAP)	$7,792	$6,322	$6,023	$5,914	$5,720	$20,137	$17,757

Average basic and diluted shares outstanding	4,811	4,808	4,791	4,774	4,773	4,802	4,769

Reported basic and diluted earnings per share (GAAP)	$1.62	$(1.35)	$1.26	$1.24	$1.19	$1.53	$3.72
Reported return on average assets (GAAP)	1.15%	(0.92%)	0.88%	0.85%	0.83%	0.36%	0.87%
Reported return on average equity (GAAP)	12.89%	(11.29%)	10.96%	10.73%	10.81%	4.27%	11.82%

Basic and diluted earnings per share (non-GAAP)	$1.62	$1.31	$1.26	$1.24	$1.19	$4.19	$3.72
Return on average assets (non-GAAP)	1.15%	0.90%	0.88%	0.85%	0.83%	0.98%	0.87%
Return on average equity (non-GAAP)	12.89%	11.07%	10.96%	10.73%	10.81%	11.67%	11.82%

Category: Financial

Source: Chemung Financial Corp